Exhibit 99.1

Allena Pharmaceuticals Appoints Richard D. Katz, M.D. as Chief Financial Officer

— Announces Inducement Grant Under Nasdaq Listing Rule 5635(c)(4) —

Newton, Mass., February 2, 2021 — Allena Pharmaceuticals, Inc. (NASDAQ: ALNA), a late-stage, biopharmaceutical company dedicated to developing and commercializing first-in-class, oral enzyme therapeutics to treat patients with rare and severe metabolic and kidney disorders, today announced the appointment of Richard D. Katz, M.D., as Chief Financial Officer (CFO), effective immediately. Dr. Katz succeeds Edward Wholihan, whose planned departure was announced by the Company in November 2020.

“Rich is a terrific addition to Allena. He is a strategic leader with deep experience guiding corporate and business strategy for public biotechnology companies, and a proven track record of building well-funded, sustainable organizations,” said Louis Brenner, M.D., President and Chief Executive Officer of Allena Pharmaceuticals. “Rich’s integrated perspective as a physician and seasoned financial professional will bring great value as we continue to invest in our growing pipeline of oral enzyme therapeutics, with the goal of advancing reloxaliase from pivotal Phase 3 trials to commercialization, while also devoting increased resources to ALLN-346 and our next wave of therapeutic candidates.”

Dr. Katz brings more than 20 years of experience in healthcare finance and corporate development to Allena. Most recently, he served as CFO at Liquidia Technologies, Inc., a late-stage clinical biopharmaceutical company. Prior to Liquidia, Dr. Katz served as CFO at several biopharmaceutical companies, including Argos Therapeutics, Viamet Pharmaceuticals and Icagen, Inc. At Icagen, Dr. Katz played a key role in facilitating the company’s initial public offering and subsequent financings, the formation of several strategic collaborations and the company’s sale to Pfizer. Dr. Katz began his career as a vice president in the healthcare investment banking group at Goldman, Sachs & Company, where he executed a broad range of transactions, including equity and debt financings, mergers and acquisitions and corporate restructurings. He holds his B.A. from Harvard University, his M.D. from Stanford University School of Medicine and his M.B.A. from Harvard Business School.

“I am thrilled to join Allena, especially at this exciting time for the company,” said Richard Katz, M.D. “Based on the scientific and clinical data presented to-date, I believe that reloxaliase has the potential to provide a first-in-class medicine for people with enteric hyperoxaluria, a substantial population for whom current treatment options are extremely limited, and that ALLN-346 may address the unmet needs of patients living with both hyperuricemia and chronic kidney disease. I am excited to work with the team to advance these programs through clinical studies and toward successful launches. Moreover, I believe the company’s proprietary enzyme technology could fuel a broader pipeline of novel, orally delivered medicines and I look forward to working with my new colleagues to harness its full potential to address a range of rare and severe metabolic and kidney disorders.”

In connection with Dr. Katz joining Allena, Allena’s Board of Directors approved, effective as of February 1, 2021, the grant of a non-qualified stock option awarded to purchase 400,000 shares of its common stock to Dr. Katz under the Allena Pharmaceuticals 2021 Inducement Equity Plan. The stock option will be granted as an inducement material to Dr. Katz becoming an employee of Allena in accordance with Nasdaq Listing Rule 5635(c)(4). The option will have an exercise price equal to $1.67, which was the closing price of Allena’s common stock on The Nasdaq Global Select Market on February 1, 2021. The option will vest over a 4-year period, with 25% of the shares vesting after 12 months and the remaining shares vesting monthly over the following 36-months, subject to Dr. Katz’s continued employment with Allena on such vesting dates. The option is subject to the terms and conditions of the Inducement Plan and the terms and conditions of a stock option agreement covering the grant.

About Allena Pharmaceuticals

Allena Pharmaceuticals, Inc. is a late-stage biopharmaceutical company dedicated to developing and commercializing first-in-class, oral enzyme therapeutics to treat patients with rare and severe metabolic and kidney disorders. Allena’s lead product candidate, reloxaliase, is currently being evaluated in a pivotal Phase 3 clinical program for the treatment of enteric hyperoxaluria, a metabolic disorder characterized by markedly elevated urinary oxalate levels and commonly associated with kidney stones, chronic kidney disease and other serious kidney disorders. Allena is also developing ALLN-346 for the treatment of hyperuricemia in the setting of gout and advanced chronic kidney disease, with Phase 1b multiple-ascending dose and Phase 2 proof-of-concept studies planned for 2021.

Forward Looking Statements:

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning the future clinical, regulatory and commercial potential of reloxaliase, statements regarding the Allena’s development of ALLN-346, statements regarding Allena’s financial position and need for capital. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: market and other conditions, the timing for completion of Allena’s clinical trials of its product candidates, risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Allena’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from other companies developing products for similar uses; risk associated with Allena’s financial condition and its need to obtain additional funding to support its business activities, including the future clinical development of reloxaliase and its ability to continue as a going concern; risks associated with Allena’s dependence on third parties; and risks related to the COVID-19 coronavirus. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Allena’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Item 1A of Part I of Allena’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as well as discussions of potential risks, uncertainties and other important factors in Allena’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Allena undertakes no duty to update this information unless required by law.

Investor Contact

Hannah Deresiewicz

Stern Investor Relations, Inc.

212-362-1200

hannah.deresiewicz@sternir.com

Media Contact

Adam Daley

Berry & Company Public Relations

212-253-8881

adaley@berrypr.com